EXHIBIT 99.1

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that any Schedule 13G or 13D filed with the Securities and Exchange Commission after the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, par value $0.001 per share, of Lightbridge Corporation, a Nevada corporation (the “Company”), will be filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below, in accordance with Rule 13d-1 under the Securities Exchange Act of 1934, as amended.

The undersigned, hereby severally and individually constitute and appoint Xingping Hou and each of them, as true and lawful attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any schedule 13G or 13D with respect to the Company and all amendments thereto with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or either of them, may lawfully do or cause to be done by virtue hereof.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

General International Holdings, Inc.

Dated as of August 2, 2016	/s/ Xingping Hou
Signature

Xingping Hou, President
Name/Title

Xingping Hou

/s/ Xingping Hou
Signature